Exhibit (23.1)

ACCOUNTANTS’ CONSENT

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Research Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333—52135, 333-52143, 333-120530, 333-137763, and 333-137769) on Form S-8 and the registration statements (Nos. 333-120529 and 333-159370) on Form S-3 of National Research Corporation of our report dated October 18, 2010, with respect to the consolidated balance sheet of Outcome Concept Systems, Inc. as of December 31, 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, which report appears in this Form 8-K/A of National Research Corporation dated August 3, 2010.

/s/ KPMG LLP

Lincoln, Nebraska

October 19, 2010